Exhibit 99.1


      Rock-Tenn Company Reports Fourth Quarter and Fiscal Year 2006 Results


     NORCROSS, Ga.--(BUSINESS WIRE)--Nov. 6, 2006--Rock-Tenn Company (NYSE:RKT) today reported record earnings for the quarter ended September 30, 2006.

     Fourth Quarter Results

     -- Net sales for the fourth quarter of fiscal 2006 increased 7.8% to $569.7 million, an increase of $41.0 million from the fourth quarter of fiscal 2005.

     -- Segment income of $50.5 million increased $15.5 million, or 44.3%, over the prior year quarter.

     -- The Company reported net income of $21.5 million, or $0.57 per diluted share, for the quarter compared to net income of $4.9 million, or $0.14 per diluted share, in the prior year quarter.

     -- Higher paperboard prices impacted inventory valuation in its converting operations. The Company incurred a fourth quarter pre-tax LIFO charge of $2.3 million, or $(0.04) per diluted share after-tax, which reduced income primarily in its packaging products segment.

     -- The Company recorded tax benefits of $2.3 million, or $0.06 per diluted share, primarily due to a change in its state effective tax rate.

     -- The Company's pre-tax restructuring and other costs and operating losses from plants in the process of being closed were largely offset by insurance recovery from the May, 2006 mechanical failure of the white liquor clarifier at the Company's bleached paperboard mill. These items netted to a charge of $0.4 million, or $(0.01) per diluted share after-tax.

     -- Net income for the prior year quarter included pre-tax restructuring and other costs of $3.5 million, and operating losses at plants that were in the process of being closed of $1.3 million. These costs aggregated to $(0.08) per diluted share after-tax.

     Segment Results

     At the end of fiscal 2006, the Company revised its segment disclosures to include a new Corrugated segment previously included in the Merchandising Displays segment. The financial statements presented have been reclassified to reflect this revision.

     Packaging Products Segment

     Packaging Products segment net sales increased $6.6 million from the prior year quarter to $320.8 million in the fourth quarter of fiscal 2006 due to higher sales of both folding cartons and interior packaging. Packaging Products segment operating income was $11.6 million in the fourth quarter of fiscal 2006 compared to $11.8 million in the fourth quarter of fiscal 2005.

     Paperboard Segment

     Paperboard segment net sales increased $22.3 million from the prior year quarter to $222.2 million in the fourth quarter of fiscal 2006 primarily as a result of higher pricing and higher operating rates in the Company's coated recycled paperboard mills. The average price per ton in the segment increased $22 from the third quarter of fiscal 2006 reflecting higher pricing in all paperboard and pulp grades. Paperboard segment operating income increased $12.5 million over the prior year quarter to $28.5 million in the fourth quarter of fiscal 2006. The Company's recycled paperboard mills operated at 99% of capacity in the fourth quarter compared to 91% in the prior year quarter. The Company's bleached paperboard mill operated at 100% of capacity in the fourth quarter of fiscal 2006.

     Merchandising Displays Segment

     Merchandising Displays segment net sales increased $11.8 million over the prior year quarter to $69.4 million in the fourth quarter of fiscal 2006. Operating income for the segment was $8.8 million in the fourth quarter of fiscal 2006 and $6.1 million in the fourth quarter of fiscal 2005, an increase of 44.3%.

     Corrugated Segment

     Corrugated segment net sales increased $9.1 million over the prior year quarter to $38.8 million in the fourth quarter of fiscal 2006 due to increased sales of corrugated sheet stock and higher prices. Operating income for the segment was $1.6 million in the fourth quarter of fiscal 2006 and $1.1 million in the fourth quarter of fiscal 2005, an increase of 45.5%.

     Chairman and Chief Executive Officer's Statement

     Rock-Tenn Company Chairman and Chief Executive Officer James A. Rubright stated, "The primary drivers of our record quarterly earnings are improving industry fundamentals for recycled paperboard, the low cost position we have achieved through investments in our recycled mills and earnings accretion from the Gulf States acquisition in 2005. In addition to our mill performance, our display and corrugated businesses achieved higher earnings compared to the prior year quarter driven by higher sales and an improving business environment.

     "In fiscal 2007 we expect to see strong demand for all paperboard grades continuing through the year and further recovery of previously announced recycled paperboard price increases in the December and March quarters. Packaging results should improve as we expect modest sales growth and better margins from operating efficiencies and cost reductions. We also expect higher earnings in our display segment resulting from sales growth in both temporary and theft deterrent permanent displays."

     Cash Provided By Operating Activities

     Net cash provided by operating activities in the fourth quarter of fiscal 2006 was $55.3 million compared to net cash provided by operating activities of $54.6 million in the prior year quarter.

     In fiscal 2006, net cash provided by operating activities was $153.5 million compared to net cash provided by operating activities of $153.3 million in the prior year.

     The Company funded $64.6 million of capital expenditures, $13.2 million of dividend payments to shareholders and $20.6 million of pension contributions during the year.

     Financing

     Rock-Tenn's net debt was $788.8 million at September 30, 2006 compared to $830.0 million at June 30, 2006 and $876.0 million at September 30, 2005. The Company reduced net debt by $41.2 million during the quarter and $87.2 million during the fiscal year. The Company's Credit Agreement Debt/ EBITDA ratio was
3.94 times as of September 30, 2006, down from 4.55 times as of June 30, 2006.

     Conference Call

     The Company will host a conference call to discuss its results of operations for the fourth quarter of fiscal 2006 and other topics that may be raised during the discussion at 11:00 a.m., Eastern Time, on Tuesday, November 7, 2006. The conference call will be webcast and can be accessed, along with a copy of this press release and any other statistical information related to the conference call, at www.rocktenn.com.

     About Rock-Tenn Company

     Rock-Tenn Company provides a wide range of marketing and packaging solutions to consumer products companies at low costs, with net sales of approximately $2.1 billion and operating locations in the United States, Canada, Mexico, Argentina and Chile. The Company is one of North America's leading manufacturers of packaging products, merchandising displays and bleached and recycled paperboard.

     Cautionary Statements

     Statements herein regarding, among others, expectations regarding operating and financial performance constitute forward-looking statements within the meaning of the federal securities laws. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those contained in any forward-looking statement. With respect to these statements, the Company has made assumptions regarding, among other things, expected economic, competitive and market conditions generally; expected volumes and price levels of purchases by customers; energy costs; competitive conditions in our businesses and possible adverse actions of our customers, our competitors and suppliers. Management believes its assumptions are reasonable; however, undue reliance should not be placed on such estimates, which are based on current expectations. There are many factors that impact these forward-looking statements that we cannot predict accurately. Further, our business is subject to a number of general risks that would affect any such forward-looking statements including, among others, decreases in demand for the Company's products; increases in energy, raw materials, shipping and capital equipment costs; reduced supply of raw materials; fluctuations in selling prices and volumes; intense competition; the potential loss of certain key customers; and adverse changes in general market and industry conditions. Such risks are more particularly described in the Company's filings with the Securities and Exchange Commission, including under the caption "Business -- Forward-Looking Information" and "Risk Factors" in the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2005. Management believes its estimates are reasonable; however, undue reliance should not be placed on such estimates, which are based on current expectations. The information contained herein speaks as of the date hereof and the Company does not undertake any obligation to update such information as future events unfold.


                                ROCK-TENN COMPANY
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                                   (UNAUDITED)
                     (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

----------------------------------------------------------------------
                               FOR THE THREE MONTHS  FOR THE TWELVE
                                       ENDED           MONTHS ENDED
                               Sept. 30, Sept. 30, Sept. 30, Sept. 30,
                                    2006      2005      2006     2005
----------------------------------------------------------------------

NET SALES                        $ 569.7   $ 528.7  $2,138.1 $1,733.5

Cost of Goods Sold                 461.4     439.7   1,789.0  1,459.2
----------------------------------------------------------------------

Gross Profit                       108.3      89.0     349.1    274.3
Selling, General and
 Administrative Expenses            63.1      61.4     244.2    205.0
Restructuring and Other Costs        0.6       3.5       7.8      7.5
----------------------------------------------------------------------

Operating Profit                    44.6      24.1      97.1     61.8
Interest Expense                   (13.5)    (14.3)    (55.6)   (36.6)
Interest and Other Income            0.4       0.1       1.6      0.5
Income (Loss) from
 Unconsolidated Joint Venture        0.5        --       1.9     (1.0)

Minority Interest in Income of
 Consolidated Subsidiaries          (1.7)     (1.8)     (6.4)    (4.8)
----------------------------------------------------------------------

INCOME BEFORE INCOME TAXES          30.3       8.1      38.6     19.9

Income Tax Expense                  (8.8)     (3.2)     (9.9)    (2.3)
----------------------------------------------------------------------


NET INCOME                       $  21.5   $   4.9  $   28.7 $   17.6
----------------------------------------------------------------------



Weighted Average Common Shares
 Outstanding-Diluted                37.7      36.3      37.0     36.1
----------------------------------------------------------------------


Diluted Earnings Per Share       $  0.57   $  0.14  $   0.77 $   0.49
----------------------------------------------------------------------


                                ROCK-TENN COMPANY
                               SEGMENT INFORMATION
                                   (UNAUDITED)
                       (IN MILLIONS, EXCEPT TONNAGE DATA)


                          FOR THE THREE MONTHS  FOR THE TWELVE MONTHS
                                   ENDED                 ENDED
                           Sept. 30,  Sept. 30,  Sept. 30,  Sept. 30,
                                2006       2005       2006       2005
----------------------------------------------------------------------

NET SALES:

Packaging Products Segment  $  320.8   $  314.2 $  1,267.8 $    994.0
Paperboard Segment             222.2      199.9      819.7      615.4
Merchandising Displays
 Segment                        69.4       57.6      233.2      226.3
Corrugated Segment              38.8       29.7      135.7      118.5
Intersegment Eliminations      (81.5)     (72.7)    (318.3)    (220.7)
----------------------------------------------------------------------

TOTAL NET SALES             $  569.7   $  528.7 $  2,138.1 $  1,733.5
----------------------------------------------------------------------

SEGMENT INCOME:

Packaging Products Segment  $   11.6   $   11.8 $     45.0 $     33.4
Paperboard Segment              28.5       16.0       62.2       31.6
Merchandising Displays
 Segment                         8.8        6.1       16.4       17.6
Corrugated Segment               1.6        1.1        4.0        3.5
----------------------------------------------------------------------


Total Segment Income        $   50.5   $   35.0 $    127.6 $     86.1
Restructuring and Other
 Costs                          (0.6)      (3.5)      (7.8)      (7.5)
Non-Allocated Expense           (4.8)      (7.4)     (20.8)     (17.8)
Interest Expense               (13.5)     (14.3)     (55.6)     (36.6)
Interest and Other Income        0.4        0.1        1.6        0.5

Minority Interest in
 Income of Consolidated
 Subsidiaries                   (1.7)      (1.8)      (6.4)      (4.8)
----------------------------------------------------------------------

INCOME BEFORE TAXES         $   30.3   $    8.1 $     38.6 $     19.9
----------------------------------------------------------------------


Recycled Paperboard
 Shipped (in tons)           276,131    254,562  1,063,115  1,019,139
Bleached Paperboard
 Shipped (in tons) (a)        83,799     84,169    320,249    110,882
Pulp Shipped (in tons) (a)    20,019     23,104     86,569     30,037
----------------------------------------------------------------------

(a) Bleached paperboard and market pulp tons shipped began in June 2005 as a result of the Pulp and Paperboard and Paperboard Packaging assets acquired from Gulf States Paper Corporation ("the GSPP acquisition").

                                ROCK-TENN COMPANY
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)
                                  (IN MILLIONS)

     ----------------------------------------------------------------------
                                    FOR THE THREE    FOR THE TWELVE
                                     MONTHS ENDED      MONTHS ENDED
                                  Sept. 30,Sept. 30,Sept. 30,Sept. 30,
                                      2006     2005     2006     2005
----------------------------------------------------------------------

CASH FLOWS FROM OPERATING
 ACTIVITIES:
Net income                          $ 21.5   $  4.9  $  28.7  $  17.6

Items in income not affecting
 cash:
Depreciation and amortization         26.5     26.5    104.3     84.0
Deferred income tax expense            7.3      2.0      5.5      4.0
Share-based compensation expense       1.1      0.4      3.6      1.7
Income tax benefit of employee
 stock options                          --      0.1       --      0.2
(Gain) loss on disposal of plant
 and equipment and other, net          0.8     (0.1)    (0.4)    (1.8)
Loss on foreign currency
 transactions                           --      0.4      0.2      0.7
(Income) loss from unconsolidated
 joint venture                        (0.5)      --     (1.9)     1.0
Minority interest in income of
 consolidated subsidiaries             1.7      1.8      6.4      4.8
Impairment adjustments and other
 non-cash items                        0.7      2.3      3.3      2.2
Proceeds from termination of cash
 flow interest rate hedges              --       --     14.5       --
Pension funding (more) less than
 expense                               4.1      4.2     (4.1)     8.7
Net changes in operating assets
 and liabilities                      (7.9)    12.1     (6.6)    30.2
----------------------------------------------------------------------


NET CASH PROVIDED BY OPERATING
 ACTIVITIES                           55.3     54.6    153.5    153.3
----------------------------------------------------------------------

INVESTING ACTIVITIES:

Capital expenditures                 (18.4)   (20.1)   (64.6)   (54.3)
Purchases of marketable securities      --       --       --   (195.3)
Maturities and sales of marketable
 securities                             --       --       --    223.5
Cash paid for purchase of
 businesses, net of cash received       --      1.7     (7.8)  (552.3)
Cash contributed to joint venture (0.2) (0.1) (0.2) (0.1) Proceeds from sale of property,
 plant and equipment                   0.3      0.7      4.7      6.0
Proceeds from PP&E insurance
 settlement                            0.9       --      0.9       --
----------------------------------------------------------------------

NET CASH USED FOR INVESTING
 ACTIVITIES                          (17.4)   (17.8)   (67.0)  (572.5)
----------------------------------------------------------------------

FINANCING ACTIVITIES:

Additions to revolving credit
 facilities                           15.0     56.0     79.5    226.0
Repayments to revolving credit
 facilities                          (49.2)   (10.0)  (210.7)   (10.0)
Additions to debt                      4.6     10.3     51.8    320.8
Repayments of debt                   (12.6)   (90.7)   (29.7)  (100.5)
Payment on termination of fair
 value interest rate hedges             --       --       --     (4.3)
Debt issuance costs                     --     (0.1)    (0.3)    (4.0)
Issuance of common stock               5.9      1.6     11.5      5.1
Excess tax benefits from share-
 based compensation                    0.8       --      1.0       --
Capital contributed to
 consolidated subsidiary from
 minority interest                      --       --      2.1       --
Advances from joint venture            1.4      1.4      8.6      1.4
Cash dividends paid to
 shareholders                         (3.3)    (3.2)   (13.2)   (12.9)
Cash distributions to minority
 interest                             (1.6)    (3.2)    (6.4)    (5.1)
----------------------------------------------------------------------

NET CASH PROVIDED BY (USED FOR)
 FINANCING ACTIVITIES                (39.0)   (37.9)  (105.8)   416.5
----------------------------------------------------------------------

Effect of exchange rate changes on
 cash                                   --      0.6     (0.6)     0.8

DECREASE IN CASH AND CASH
 EQUIVALENTS                          (1.1)    (0.5)   (19.9)    (1.9)

Cash and cash equivalents:
Beginning of period                    8.0     27.3     26.8     28.7
----------------------------------------------------------------------

End of period                       $  6.9   $ 26.8  $   6.9  $  26.8
----------------------------------------------------------------------

SUPPLEMENTAL DISCLOSURE OF CASH
 FLOW INFORMATION:
Cash paid (received) during the
 period for:
     Income taxes, net of refunds   $ (9.8)  $  0.1  $  (4.4) $   4.2
     Interest, net of amounts
      capitalized                     21.8     23.5     60.1     38.4


                                ROCK-TENN COMPANY
                      CONDENSED CONSOLIDATED BALANCE SHEET
                                   (UNAUDITED)
                                  (IN MILLIONS)

                                          Sept. 30, June 30, Sept. 30,
                                              2006      2006     2005
----------------------------------------------------------------------

ASSETS:

Cash and cash equivalents                 $    6.9  $    8.0 $   26.8

Receivables - net                            230.8     222.3    199.5

Inventories - at LIFO cost                   218.9     218.3    202.0

Other current assets                          25.0      36.5     30.5

Current assets held for sale                   4.0       4.1      3.4
----------------------------------------------------------------------

TOTAL CURRENT ASSETS                         485.6     489.2    462.2
----------------------------------------------------------------------

Land, building and equipment - net           850.6     858.0    885.0

Intangible and other assets                  447.8     450.1    451.2
----------------------------------------------------------------------

TOTAL ASSETS                              $1,784.0  $1,797.3 $1,798.4
----------------------------------------------------------------------


LIABILITIES AND SHAREHOLDERS' EQUITY:

Current portion of debt                   $   25.8  $  111.3 $    7.1

Other current liabilities                    265.2     276.3    217.1
----------------------------------------------------------------------

TOTAL CURRENT LIABILITIES                    291.0     387.6    224.2
----------------------------------------------------------------------

Long-term maturities of debt                 769.9     726.7    895.7
Hedge adjustments resulting from
 terminated fair value interest rate
 derivatives or swaps                         10.4      10.9     12.3
                                           --------  -------- --------
Total long-term debt                         780.3     737.6    908.0

Accrued pension and other long-term
 benefits                                     75.9      98.1    106.8

Deferred income taxes                         99.8      82.3     83.0

Other long-term liabilities                    9.6       4.5      3.6

Minority interest                             18.8      18.6     16.6

Shareholders' equity                         508.6     468.6    456.2
----------------------------------------------------------------------

TOTAL LIABILITIES AND
SHAREHOLDERS' EQUITY                      $1,784.0  $1,797.3 $1,798.4
----------------------------------------------------------------------



Rock-Tenn Company Quarterly Statistics

Paperboard Group Operating Statistics


                              1st     2nd     3rd     4th    Fiscal
                             Quarter Quarter Quarter Quarter   Year
                            ------------------------------------------
Average Price Per Ton (a)
----------------------------
All Tons
2004                           $422    $424    $439    $455      $435
2005                            467     472     491     523       492
2006                            524     526     539     561       538

Tons Shipped
----------------------------
Coated and Specialty (a)
2004                        230,710 248,743 248,078 224,881   952,412
2005                        210,566 209,706 211,628 209,721   841,621
2006                        208,325 223,469 220,596 229,086   881,476

Corrugated Medium
2004                         43,880  42,942  44,667  46,103   177,592
2005                         42,691  45,228  44,758  44,841   177,518
2006                         44,985  45,444  44,165  47,045   181,639

Bleached Paperboard (b)
2005                             --      --  26,713  84,169   110,882
2006                         79,152  80,719  76,579  83,799   320,249

Market Pulp (b)
2005                             --      --   6,933  23,104    30,037
2006                         14,994  27,911  23,645  20,019    86,569

Total (c)
2004                        274,590 291,685 292,745 270,984 1,130,004
2005                        253,257 254,934 290,032 361,835 1,160,058
2006                        347,456 377,543 364,985 379,949 1,469,933

(a) Average Price Per Ton and Tons Shipped include tons shipped by Seven Hills Paperboard LLC, our unconsolidated joint venture with LaFarge North America, Inc.

(b) Bleached paperboard and market pulp tons shipped began in June 2005 as a result of the GSPP acquisition.

(c) Beginning in the third quarter of fiscal 2005, Average Price Per Ton includes coated and specialty recycled paperboard, corrugated medium, bleached paperboard and market pulp.

Rock-Tenn Company Quarterly Statistics

Segment Sales and Operating Income
(In Millions)

                              1st     2nd     3rd     4th    Fiscal
                             Quarter Quarter Quarter Quarter   Year
                            ------------------------------------------

Packaging Products Segment
 Sales
2004                         $208.9  $231.7  $231.6  $235.9    $908.1
2005                          221.8   218.8   239.2   314.2     994.0
2006                          301.1   319.7   326.2   320.8   1,267.8
Packaging Products Income
2004                           $7.0   $10.2   $11.8    $9.0     $38.0
2005                            5.3     5.7    10.6    11.8      33.4
2006                            6.8    13.4    13.2    11.6      45.0
Return On Sales
2004                            3.4%    4.4%    5.1%    3.8%      4.2%
2005                            2.4%    2.6%    4.4%    3.8%      3.4%
2006                            2.3%    4.2%    4.0%    3.6%      3.5%

Paperboard Segment Sales
2004                         $128.3  $136.1  $138.6  $136.9    $539.9
2005                          128.7   131.8   155.0   199.9     615.4
2006                          187.7   205.7   204.1   222.2     819.7
Paperboard Income (Loss)
2004                           $3.1    $2.4    $2.6    $7.6     $15.7
2005                            4.4     3.6     7.6    16.0      31.6
2006                           (1.0)   15.8    18.9    28.5      62.2
Return on Sales
2004                            2.4%    1.8%    1.9%    5.6%      2.9%
2005                            3.4%    2.7%    4.9%    8.0%      5.1%
2006                          (0.5)%    7.7%    9.3%   12.8%      7.6%


Merchandising Displays
 Segment Sales
2004                          $55.7   $58.2   $56.6   $67.3    $237.8
2005                           52.7    59.0    57.0    57.6     226.3
2006                           49.2    55.8    58.8    69.4     233.2
Merchandising Displays
 Income
2004                           $5.4    $6.1    $4.3    $8.2     $24.0
2005                            2.4     3.7     5.4     6.1      17.6
2006                            2.8     3.2     1.6     8.8      16.4
Return on Sales
2004                            9.7%   10.5%    7.6%   12.2%     10.1%
2005                            4.6%    6.3%    9.5%   10.6%      7.8%
2006                            5.7%    5.7%    2.7%   12.7%      7.0%

Corrugated Segment Sales
2004                          $19.7   $21.5   $21.5   $27.2     $89.9
2005                           28.8    30.2    29.8    29.7     118.5
2006                           28.4    31.9    36.6    38.8     135.7
Corrugated Income
2004                           $0.5    $1.4    $1.8    $1.4      $5.1
2005                            0.3     1.1     1.0     1.1       3.5
2006                            0.4     1.0     1.0     1.6       4.0
Return on Sales
2004                            2.5%    6.5%    8.4%    5.1%      5.7%
2005                            1.0%    3.6%    3.4%    3.7%      3.0%
2006                            1.4%    3.1%    2.7%    4.1%      2.9%


Rock-Tenn Company Quarterly Statistics


Key Financial Statistics
(In Millions, except EPS Data)


                              1st     2nd     3rd     4th    Fiscal
                             Quarter Quarter Quarter Quarter   Year
                            ------------------------------------------

Net Income (Loss)
2004                          $11.9    $2.9   ($3.7)   $6.5     $17.6
2005                            0.5     0.2    12.0     4.9      17.6
2006                           (9.0)    5.2    11.0    21.5      28.7

Diluted EPS
2004                          $0.34   $0.08  ($0.11)  $0.18     $0.50
2005                           0.01    0.01    0.33    0.14      0.49
2006                          (0.25)   0.14    0.30    0.57      0.77

Depreciation & Amortization
2004                          $18.6   $18.6   $18.3   $18.7     $74.2
2005                           18.5    18.5    20.5    26.5      84.0
2006                           25.8    25.9    26.1    26.5     104.3

Capital Expenditures
2004                          $15.4   $14.9   $18.3   $12.2     $60.8
2005                           10.2    12.2    11.8    20.1      54.3
2006                           13.5    13.6    19.1    18.4      64.6


     Non-GAAP Measures

     Net Debt

     We have defined the non-GAAP measure net debt to include the aggregate debt obligations reflected in our consolidated balance sheet, less the hedge adjustments resulting from terminated fair value interest rate derivatives or swaps, the balance of our cash and cash equivalents and certain other investments that we consider to be readily available to satisfy such debt obligations.

     Rock-Tenn management uses net debt, along with other factors, to evaluate our financial condition. We believe that net debt is an appropriate supplemental measure of financial condition because it provides a more complete understanding of our financial condition before the impact of our decisions regarding the appropriate use of cash and liquid investments. Set forth below is a reconciliation of net debt to the most directly comparable GAAP measures, Current Portion of Debt and Total Long-Term Debt:


(In Millions)                             Sept. 30, June 30, Sept. 30,
                                            2006     2006      2005
                                          --------- -------- ---------

Current Portion of Debt                      $25.8   $111.3      $7.1
Total Long-Term Debt                         780.3    737.6     908.0
                                          --------- -------- ---------
                                             806.1    848.9     915.1
Less: Hedge Adjustments Resulting From
 Terminated
  Fair Value Interest Rate Derivatives or
   Swaps                                     (10.4)   (10.9)    (12.3)
                                          --------- -------- ---------
                                             795.7    838.0     902.8
Less: Cash and Cash Equivalents               (6.9)    (8.0)    (26.8)
                                          --------- -------- ---------
Net Debt                                    $788.8   $830.0    $876.0
                                          ========= ======== =========


     Credit Agreement EBITDA and Total Funded Debt

     "Credit Agreement EBITDA" is calculated in accordance with the definition contained in the Company's Senior Credit Facility. Credit Agreement EBITDA is generally defined as Consolidated Net Income plus: consolidated interest expense, income taxes of the consolidated companies determined in accordance with GAAP, depreciation and amortization expense of the consolidated companies determined in accordance with GAAP, certain non-cash and cash charges incurred, expenses associated with the write up of inventory acquired in the GSPP acquisition tofair market value as required by SFAS 141, charges taken resulting from the impact of changes to accounting rules related to the expensing of stock options and pro forma GSPP EBITDA calculated giving pro forma effect to the acquisition calculated in accordance with the methodology applied by the Company in its financial statements filed with the SEC.

     "Total Funded Debt" is calculated in accordance with the definition contained in the Company's Senior Credit Facility. Total Funded Debt is generally defined as aggregate debt obligations reflected in our balance sheet, less the hedge adjustments resulting from terminated and existing fair value interest rate derivatives or swaps, plus additional outstanding letters of credit not already reflected in debt.

     Rock-Tenn management uses Credit Agreement EBITDA and Total Funded Debt to evaluate compliance with Rock-Tenn's debt covenants and borrowing capacity available under its Senior Credit Facility. Management believes that investors also use such measures to evaluate the Company's compliance with its debt covenants and available borrowing capacity. Borrowing capacity is dependent upon, in addition to other measures, the "Credit Agreement Debt/EBITDA Ratio" or the "Leverage Ratio," which is defined as Total Funded Debt divided by Credit Agreement EBITDA. As of September 30, 2006, the Company's Leverage Ratio was
3.94 times, which compares to a maximum Leverage Ratio under the Senior Credit Facility of 4.5 times. Credit Agreement EBITDA and Total Funded Debt are not intended to be substitutes for GAAP financial measures and should not be used as such.

     Set forth below is a reconciliation of Credit Agreement EBITDA to net income:


(In Millions)                                          12 Months Ended
                                                    September 30, 2006
                                                   -------------------

Net Income                                                      $28.7
Interest Expense and Other Income                                54.0
Income Taxes                                                      9.9
Depreciation and Amortization                                   102.9
Additional Permitted Charges                                      9.9
                                                   -------------------

Credit Agreement EBITDA                                        $205.4
                                                   ===================


     Set forth below is a reconciliation of Total Funded Debt to the most directly comparable GAAP measures, Current Portion of Debt and Total Long-Term
Debt:

(In Millions)                                            September 30,
                                                                 2006
                                                   -------------------

Current Portion of Debt                                         $25.8
Total Long-Term Debt                                            780.3
                                                   -------------------
                                                                806.1
Less: Hedge Adjustments Resulting From Terminated
  Fair Value Interest Rate Derivatives or Swaps                 (10.4)
                                                   -------------------
                                                                795.7
Plus: Letters of Credit                                          13.2
                                                   -------------------
Total Funded Debt                                              $808.9
                                                   ===================

    CONTACT: Rock-Tenn Company, Norcross
             Investor Relations Department, 678-291-7900